STATE OF DELAWARE

                       CERTIFICATE OF AMENDMENT
                   TO CERTIFICATE OF STATUTORY TRUST
                         OF PHOENIX-OAKHURST
                        INCOME AND GROWTH FUND


     This Certificate of Amendment is being executed as of December 14, 2004 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on July 7, 2000 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. Section 3801 et. seq. (the "Act").

     The undersigned hereby certifies as follows:

     1. The name of the statutory trust is Phoenix-Oakhurst
        Income and Growth Fund.
     2. The name of the statutory trust shall be amended by the filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

        Name:  The name of the statutory trust is Phoenix
        Investment Series Fund.

     3. Effective Date and Time:  This Certificate of
        Amendment to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, have executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


                                By: /s/ Philip R. McLoughlin
                                Name: Philip R. McLoughlin
                                Title:   President